FUND ACCOUNTING AND ADMINISTRATION

SERVICE AGREEMENT

between

PROPHECY ALPHA FUND I

and

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TABLE OF CONTENTS

1.	Appointment of the Administrator	pg 4
2.	Services and Duties of the Administrator	pg 4
3.	Books and Records	pg 4
4.	Fees, Expenses, and Other Compensation	pg 5
5.	None-Exclusivity	pg 8
6.	Independent Contractor Status	pg 8
7.	Limitation of Liability, Indemnification, and Reliance	pg 8
8.	Effective Date, Duration, and Termination	pg 12
9.	Amendments	pg 13
10.	Assignment and Subcontracting	pg 13
11.	Proprietary Information	pg 15
12.	Confidentiality	pg 16
13.	Compliance	pg 17
14.	Fund Obligation	pg 17
15.	Representations and Warranties	pg 17
16.	Legal Construction	pg 18
17.	Notice	pg 18
18.	Miscellaneous	pg 19

Appendix A		pg 22
Appendix B		pg 23

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PROPHECY ALPHA FUND I

FUND ACCOUNTING AND ADMINISTRATION SERVICE AGREEMENT

THIS AGREEMENT is made and entered into as of this 2nd day of June, 2015, by and between PROPHECY ALPHA FUND I, a Delaware statutory trust, having its principal office and place of business at 116 South Franklin Street, Rocky Mount, North Carolina 27804 (the "Fund") and THE NOTTINGHAM COMPANY, a North Carolina corporation, having its principal office and place of business at 116 South Franklin Street, Rocky Mount, North Carolina 27804 (the "Administrator").

WHEREAS, the Fund is a closed-end management investment company registered with the United States Securities and Exchange Commission ("SEC") under the Investment Company Act of 1940, as amended ("1940 Act"); and

WHEREAS, the Administrator is in the business of providing fund accounting and administration services for the benefit of its customers; and

WHEREAS, the Fund desires to retain the Administrator to provide such fund accounting and administration services to the Fund; and

WHEREAS, the Administrator is willing to provide such fund accounting and administration services on the terms and conditions set forth in this agreement;

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, the Fund and the Administrator hereby agree as follows:

1.	APPOINTMENT OF THE ADMINISTRATOR

(a)	The Fund hereby retains the Administrator to provide the accounting and administrative services enumerated in Appendix A hereof, for the period and on the terms set forth in this Agreement.

(b)
The Administrator hereby agrees to be retained and to furnish the services enumerated in Appendix A, for the period and on the terms set forth in this Agreement, in return for the compensation as provided in Section 4 of this Agreement.

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2.	SERVICES AND DUTIES OF THE ADMINISTRATOR

(a)
With respect to the Fund, the Administrator shall provide, or cause to be provided, the accounting and administrative duties as set forth in Appendix A. The Administrator shall exercise reasonable customary care in the performance of its duties under this Agreement.

(b)
The Administrator may from time to time adopt procedures, or modify its procedures, to implement the terms of this Agreement. However, at all times the Administrator will perform its services and duties in compliance with, and according to, the policies and direction of the Fund's Board of Trustees.

(c)
The parties hereby mutually agree that the services and duties of the Administrator shall be confined to those matters expressly set forth in Appendix A or otherwise herein, and no implied duties are assumed by or may be asserted against the Administrator.

3.	BOOKS AND RECORDS

(a)
Record Maintenance.    The Administrator shall maintain customary books and records in connection with its duties as specified in this Agreement. Any such books or records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the Investment Company Act of 1940 that are prepared and maintained by the Administrator on behalf of the Fund shall be the property of the Fund and will be made available to or surrendered promptly to the Fund on request. Notwithstanding the foregoing, the Administrator shall be entitled to keep copies of any books or records that the Administrator may be required to retain by law or regulation.

Unless otherwise agreed upon by the Administrator and the Fund, the Administrator may subcontract to a third party the storage and maintenance of the Fund's books and records and such costs and expenses shall be the responsibility of the Fund.
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In case of any request or demand for the inspection of such records by another party, the Administrator will notify the Fund and follow the Fund's instructions as to permitting or refusing such inspection; provided that the Administrator may exhibit such records as provided in Section 12 of this Agreement and to any person in any case where it is advised by its counsel that it may be held liable for failing to do so, unless (in cases involving potential exposure only to civil liability) the Fund has agreed to indemnify the Administrator against such liability.

(b)
Delivery of Documents.    The Fund shall provide the Administrator with the necessary documents, records, and other information in its possession or control to enable the Administrator to perform its duties and obligations under this Agreement, including, but not limited to, a copy of the Fund documents and any amendments thereto.

(c)
Converting to Administrator's System.    The Fund agrees to cooperate with the Administrator in converting to the Administrator's data processing system and software ("Administrator's System") to the extent necessary for Administrator to perform the Administrator's duties under this Agreement. Notwithstanding anything to the contrary in this Agreement, the Fund acknowledges and agrees that all computer programs and procedures developed by or for the Administrator to perform its duties and services under this Agreement, including, but not limited to, the Administrator's Systems, are and shall remain the sole property of the Administrator.

4.	FEES, EXPENSES AND OTHER COMPENSATION

(a)
Fees.    In exchange for the services provided by the Administrator pursuant to Appendix A or otherwise herein, the Fund hereby agrees to pay, or cause to be paid, to the Administrator fees as specified in Appendix B hereof. The Administrator will be entitled to additional compensation for any special projects or services requested by the Fund outside the scope of Appendix A or otherwise herein.

(b)
Expenses.    The Fund hereby assumes and will pay, or cause to be paid, all expenses of the Fund and the Fund(s) not otherwise herein allocated, and will allocate the Fund(s)' portion of such expenses to the Fund(s) for direct payment. Such expenses include, but are not limited to, the following:

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i.	Organizational expenses;

ii.	Taxes;

iii.	Brokerage fees and commissions with regard to portfolio transactions of the Fund;

iv.	Interest charges, fees, and expenses of the custodian of the Fund's portfolio securities;

v.	Fees and expenses of the Fund's dividend dispersing and transfer agent(s);

vi.	Administrative expenses (including, but not limited to, any fees, expenses, and reimbursements payable to the Administrator under this Agreement);

vii.	Auditing and legal expenses of the Fund;

viii.	Cost of maintenance of the Fund's existence as a legal entity;

ix.	Fees and expenses of Trustees who are not interested persons of the Fund as that term is defined by law;

x.	Costs and expenses of Fund meetings;

xi.	Costs and expenses of initial and ongoing registration of the Fund's shares under Federal and State securities laws;

xii.	Costs of preparing (including typesetting), printing, and mailing reports, prospectuses, statements of additional information, proxy solicitation material, and notices to existing shareholders;

xiii.	Costs of fidelity bonds and Trustees and officers/errors and omissions insurance policies;
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xiv.	Investment advisory fees payable to each Fund's investment advisor;

xv.	Outsourced compliance services including compensation of the Chief Compliance Officer of the Fund;

xvi.	Litigation and other extraordinary or nonrecurring expenses involving the Fund;

xvii.	Any actual out-of-pocket expenses of the Administrator as provided in this Agreement and as may be agreed upon from time to time; and

xviii.	Other expenses relating to the Fund not specified in this Agreement as being the responsibility of the Administrator.

(c)
Compensation from Transactions.    The Fund authorizes any entity or person associated with the Administrator that is a member of a national securities exchange to effect any transaction on the exchange for the account of the Fund which is permitted by Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder, and the Fund consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv) thereunder.

(d)
Survival of Compensation Rates. All rights of compensation under this Agreement for services performed as of the termination date will survive the termination of this Agreement. In addition, upon termination of this Agreement and/or liquidation of the Fund the Administrator shall be entitled to such other compensation as set forth in Appendix B.

5.	NON-EXCLUSIVITY
The services of the Administrator rendered to the Fund are not to be deemed to be exclusive.  The Administrator is free to render such services to others and to have other businesses and interests.  It is understood that Trustees, officers, employees, or shareholders of the Fund are or may be or become interested in the Administrator, as directors, officers, employees, and shareholders or otherwise and that directors, officers, employees, and shareholders of the Administrator and its counsel are or may be or become similarly interested in the Fund, and that the Administrator may be or become interested in the Fund as a shareholder or otherwise.
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6.	INDEPENDENT CONTRACTOR STATUS

The Administrator will, for the purpose of this Agreement, be deemed an independent contractor and, unless otherwise expressly provided or authorized, will have no authority to act or represent the Fund in any way and will not be deemed an agent of the Fund.

7.	LIMITATION OF LIABILITY, INDEMNIFICATION, AND RELIANCE

For the purposes of this Section 7 the term "Administrator" shall include directors, officers, employees, and other agents of the Administrator, as well as the Administrator itself:

(a)
Limitation of Liability.  The duties of the Administrator shall be confined to those expressly set forth in this Agreement, and no implied duties are assumed by or may be asserted against the Administrator.  The Administrator shall not be liable for any error of judgment, mistake of law, loss or damage suffered by the Fund in connection with any investment, or any act or omission of the Administrator in carrying out its duties under this Agreement, except a loss or damage resulting directly from willful misconduct or gross negligence on the part of the Administrator in the performance of its duties under this Agreement, or from reckless disregard by the Administrator of its obligations under this Agreement.

Further, in no event shall the Administrator be liable under any provision of, or in connection with, this agreement (regardless of whether a claim is based on contract, tort, or otherwise) for any damages other than actual and direct damages, and the Administrator shall have no liability for any incidental, indirect, consequential, special, or exemplary damages or losses which the Fund(s) may incur or suffer, whether or not the likelihood or possibility of such damages was known to the Administrator in advance.
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(b)
Indemnification.    Provided that the Administrator has exercised reasonable customary care in the performance of its duties under this Agreement, the Fund assumes full responsibility and will indemnify and defend the Administrator and hold it harmless from and against any and all actions, suits, and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees, and disbursements, payments, expenses, and liabilities (including reasonable investigation expenses) of every nature and character arising or occurring directly or indirectly out of Administrator's relationship to the Fund under this Agreement or any of Administrator's action taken or nonactions with respect to the performance of services under this Agreement; provided, however, Administrator shall not be indemnified against any liability arising out of its own willful misfeasance, bad faith, gross negligence, or reckless disregard in the performance of its duties or its own reckless disregard of its duties or obligations under this Agreement. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

The rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited.  In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case the Fund may be asked to indemnify, defend, or hold the Administrator harmless, the Fund shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Administrator will use all reasonable care to identify and notify the Fund promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Fund, but failure to do so in good faith will not affect the rights under this Agreement.

The Fund will be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision.  If the Fund elects to assume the defense of any such claim, the defense will be conducted by counsel chosen by the Fund and satisfactory to the Administrator, whose approval will not be unreasonably withheld.  In the event the Fund elects to assume the defense of any suit and retain counsel, the Administrator will bear the fees and expenses of any additional counsel retained by it, absent a conflict of interest between the Fund and the Administrator.  In the event of a conflict between the Fund and the Administrator or if the Fund does not elect to assume the defense of a suit, the Fund shall reimburse the Administrator for the reasonable fees and expenses of any counsel retained by Administrator.
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The Administrator may apply to the Fund at any time for instructions and may consult with the Fund's counsel and/or auditors with respect to any matter arising in connection with the Administrator's duties, and the Administrator will not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instructions or with the opinion of the Fund's counsel and/or auditors.  Also, the Administrator will be protected in acting on any document that it reasonably believes to be genuine and to have been signed or presented by the proper person or persons.  The Administrator will not be held to have notice of any change of authority of any officers, employee, or agent of the Fund until receipt of written notice thereof from the Fund.

Should the foregoing indemnification agreement be found unenforceable or that contribution is required from Administrator, then the Administrator's aggregate contribution for all losses, claims, damages, or liabilities, including rescission liabilities, shall not exceed the value of all fees earned by and expenses reimbursed to the Administrator pursuant to this Agreement.  No person or entity guilty of fraudulent misrepresentation shall be entitled to contribution from any person or entity that is not so guilty.

Performance by the Administrator of its obligations under this Agreement does not absolve or release the Fund or the Fund's investment advisor from their fiduciary responsibilities to the Fund or the Fund's shareholders.

(c)
Reliance.   Except to the extent that the Administrator may be liable pursuant to this Section 7, the Administrator shall not be liable for any action taken or failure to act in good faith in reliance upon:

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(i)	Advice from the Fund or from counsel to the Fund;

(ii)
Any oral instruction which it receives and which it reasonably believes in good faith (pursuant to procedures mutually agreed to by the Administrator and the Advisers) was transmitted by the person or persons authorized by the Board to give such oral instruction;

(iii)
Any written instruction or certified copy of any resolution of the Board, and the Administrator may rely upon the genuineness of any such document, copy or facsimile thereof reasonably believed in good faith by the Administrator to have been validly executed; or

(iv)
Any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by the Administrator to be genuine and to have been signed or presented by the Fund or other proper party or parties;

Further, the Administrator shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack of authority of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which the Administrator reasonably believes in good faith to be genuine.

(d)
Errors of Others.   The Administrator shall not be liable for the errors of other service providers to the Fund, including the errors of pricing services (other than to pursue all reasonable claims against the pricing service based on the pricing services' standard contracts entered into by the Administrator) and errors in information provided by an investment adviser (including prices and pricing formulas and the untimely transmission of trade information) or custodian to the Fund; except or unless any of the Administrator's actions or inaction is a direct or proximate cause of the error.

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(e)
Reliance on Electronic Instructions.     If the Fund has the ability to originate electronic instructions to the Administrator in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event the Administrator shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established and agreed upon by the Administrator and the Advisers.

8.	EFFECTIVE DATE, DURATION AND TERMINATION

(a)	Effective Date. This Agreement shall become effective on the date first written above.

(b)	Duration. This Agreement shall remain effective for a period of one year. Thereafter, this Agreement shall continue in full force and effect unless terminated by either party.

(c)
Termination.   This Agreement may be terminated by either party by giving not less than ninety (90) days' prior written notice to the other party. This Agreement may also be terminated at any time as follows:

(i)	By mutual written agreement of the parties; or

(ii)
For cause – in the event of willful misconduct, gross negligence, or breach of this Agreement by the non-moving party. Such termination requires giving not less than thirty (30) days' prior written notice to the other party.

(d)
Cooperation and Good Faith.  Upon termination of this Agreement, the Administrator and the Fund agree to cooperate in good faith in transferring records and other information in the Administrator's possession and wrapping up their relationship under this Agreement in a commercially reasonable manner.

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(e)
Reimbursement.   Upon termination of this Agreement for any reason, the Fund shall pay to the Administrator such compensation as may be due to the Administrator under this Agreement for services performed prior to the date of termination, including any out-of-pocket reimbursements due and payable hereunder.

(f)
Termination Fee.   Upon termination of this Agreement, the Administrator shall be paid a termination fee as set forth in Appendix B. This termination fee is not a penalty, but a charge to compensate the Administrator for its services in assisting in transferring records and reports and otherwise wrapping up its services under this Agreement. Notwithstanding the foregoing, the Administrator shall not be entitled to the termination fee if the Administrator elects to terminate this Agreement or the Administrator is terminated due to its willful misconduct, gross negligence, or breach of this Agreement.

(g)	Survival of Certain Obligations. The obligations of Sections 4, 7, 8, 13, and 14 shall survive any termination of this Agreement.

9.	AMENDMENTS

No provision of this Agreement may be amended, modified, or waived in any manner except by a written instrument signed by the party against which the enforcement of such is sought.

10.	ASSIGNMENT AND SUBCONTRACTING

(a)	Assignment. The parties hereby mutually consent that:

1)	Without the express written consent of both parties, any assignment or attempted assignment of this Agreement constitutes a breach of the Agreement; and

2)	Any such assignment or attempted assignment is void; and

3)	Any such assignment or attempted assignment will immediately terminate this Agreement.
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However, to the extent that such express written consent is sought, the parties also agree that such consent will not be unreasonably withheld or delayed.

In the event that this Agreement is successfully assigned, either by express written consent of the parties or in any way otherwise, this Agreement shall be binding upon the respective assigns.

(b)
Subcontracting.  The parties hereby mutually consent that the Administrator may, at its expense unless otherwise provided in the Agreement, subcontract with any entity or person concerning the provision of the services contemplated hereunder. The Administrator shall not, however, be relieved of any of its obligations under this Agreement by the appointment of such subcontractor. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors.

11.	PROPRIETARY INFORMATION

(a)
Proprietary Information of the Administrator.      The Fund acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by the Administrator on databases under the control and ownership of the Administrator or a third party constitute copyrighted, trade secret, or other proprietary information (collectively, "the Administrator's Proprietary Information") of substantial value to the Administrator or the third party. The Fund agrees to treat all Proprietary Information as proprietary to the Administrator and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided under this Agreement.

(b)
Proprietary Information of the Fund.   The Administrator acknowledges that the Shareholder list and all information related to Shareholders furnished to the Administrator by the rust or by a Shareholder in connection with this Agreement (collectively, "Customer Data"), all information regarding the Fund Portfolios, arrangements with brokerage firms, compensation paid to or by the Fund, trading strategies and all such related information (collectively, "the Fund's Proprietary Information") constitute proprietary information of substantial value to the Fund. In no event shall the Administrator's Proprietary Information be deemed the Fund's Proprietary Information or Customer Data. The Administrator agrees to treat all of the Fund's Proprietary Information and Customer Data as proprietary to the Fund and further agrees that it shall not divulge any of the Fund's Proprietary Information or Customer Data to any person or organization except s may be provided under this Agreement or as may be directed by the Fund or as may be duly requested by regulatory authorities.

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(c)
Employee Notification.  Each party agrees to take reasonable efforts to advise its employees of their obligations pursuant to this Section 13. The obligations of this Section shall survive any earlier termination of this Agreement.

12.	CONFIDENTIALITY
The Administrator and the Fund agree that all books, records, information, and data pertaining to the business of the other party, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement, shall remain confidential, and shall not be voluntarily disclosed to any other person, except that the Administrator may:
(a)	Prepare or assist in the preparation of periodic reports to shareholders and regulatory bodies such as the SEC;

(b)	Provide information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies;

(c)	Release such other information as approved in writing by the Fund which approval shall not be unreasonably withheld;

(d)
Release such information as is necessary when the Administrator is exposed to civil or criminal liability for failure to comply when divulgence is requested by a duly constitutional authority or when so requested by the rust or Advisers;

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(e)
In accordance with Section 248.11 of Regulation S-P (17 CFR 248.1 – 248.30) ("Reg S-P"), the Administrator will not directly, or indirectly through an affiliate, disclose any non-public personal information as defined in Reg S-P, received from the Fund to any person that is not affiliated with the Fund or with the Administrator and provided that any such information disclosed to an affiliate of the Administrator shall be under the same limitations on non-disclosure.

For the purposes of this section, the following records and other information shall not be considered confidential:
(a)	Any record or other information that is or becomes publicly available through no fault of the administrator;
(b)	Any record and other information that s released by the Fund in a public release;
(c)	Any record or other information that is lawfully obtained from third parties who are not under an obligation to keep such information confidential; or
(d)	Any record or other information previously known by Administrator.
13.	COMPLIANCE

The Administrator undertakes to comply with all applicable requirements for the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, and other laws, rules, and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by the Administrator under this Agreement.

14.	FUND OBLIGATION

It is understood that this Agreement has been executed on behalf of the Fund by a trustee of the Fund in his capacity as trustee and not individually. The obligations of this Agreement shall only be binding upon the assets and property of each Fund and shall not be binding upon any trustee, officer, or shareholder of the Fund individually.
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15.	REPRESENTATIONS AND WARRANTIES

Representations of the Administrator. The Administrator represents and warrants to the Fund that:

(i)	It is a limited liability company duly organized and existing and in good standing under the laws of the State of North Carolina;
(ii)	It is empowered under applicable laws and by its organizational documents to enter into this Agreement and perform its duties under this Agreement; and
(iii)	It has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement.

Representations of the Fund. The Fund represents and warrants to the Administrator that:

(i)	It is a Trust duly organized and existing and in good standing under the laws of the State of Delaware;
(ii)	It is empowered under applicable laws and by its Organizational Documents to enter into and perform this Agreement;
(iii)	All proceedings required by said Organizational Documents have been taken to authorize it to enter into and perform this Agreement;
(iv)	It is an closed-end management investment company registered under the 1940 Act; and

16.	LEGAL CONSTRUCTION

(a)
Severability.  If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(b)
Interpretation.   If any provision of this Agreement, or portion thereof, is capable of two interpretations, one of which would render the provision, or portion thereof, void and the other which would render the provision, or portion thereof, valid, then the provision, or portion thereof, shall have the same meaning which renders it valid.

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(c)
Construction.  The language used herein shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either party.

17.	NOTICE

Any notice required or permitted to be given by either party to the other party shall be in writing and will be deemed sufficient if personally delivered or sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the following addresses (or such other address for a party as shall be specific by like notice):

(a)	To the Fund:

Prophecy Alpha Fund I
Attn: Kate Honey, President
116 South Franklin Street
Post Office Box 69
Rocky Mount, North Carolina 27802-0069

(b)	To the Administrator:

The Nottingham Company
Attn: Matt Beck, General Counsel
116 South Franklin Street
Post Office Box 69
Rocky Mount, North Carolina 27802-0069

18.	MISCELLANEOUS

(a)
Force Majeure.    In the event that either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other party resulting from such failure to perform or otherwise from such causes.

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(b)
Arbitration.   Any controversy or claim arising out of, or related to, this Agreement, its termination or the breach thereof, shall be settled by binding arbitration by three arbitrators (or by fewer arbitrator(s), if the parties subsequently agree to fewer) in the City of New York, in accordance with the rules then obtaining of the American Arbitration Association, and the arbitrators' decision shall be binding and final, and judgment upon the award may be entered in any court having jurisdiction thereof.

(c)	Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(d)
Entire Agreement.   This Agreement, including all appendices, constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

(e)
Multiple Originals.  This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute one and the same instrument.

(f)
Definitions of Certain Terms.  The terms "interested persons" and "affiliated persons," when used in this Agreement, will have the respective meanings specified in the Investment Company Act of 1940 and the rules and regulations thereunder, subject to such exemptions as granted by the Securities and Exchange Commission.

(g)
Governing Law. This Agreement shall be governed by the laws of the State of North Carolina without regard to the principles of conflict of laws, provided that nothing herein shall be construed in a manner inconsistent with the Investment Company Act of 1940, the Investment Advisers Act of 1940, or any applicable rule or order of the Securities and Exchange Commission.

[Signatures on Following Page]
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[Signature Page to Fund Accounting and Administration Service Agreement]

REPRESENTATION OF SIGNATORIES.      Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PROPHECY ALPHA FUND I

By:                                                ___________________________________

Name:                                        ___________________________________

Title:                                           ___________________________________

THE NOTTINGHAM COMPANY

By:                                                ___________________________________

Name:                                        Katherine M. Honey

Title:                                           Vice President
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FUND ACCOUNTING AND ADMINISTRATION SERVICE AGREEMENT

Appendix A
ADMINISTRATOR'S SERVICES

The Administrator shall provide, or cause to be provided by others, the following services:

1.	ACCOUNTING AND ADMINISTRATIVE SERVICES

The Administrator will provide the Fund with customary administrative services, regulatory reporting, fund accounting, and related portfolio accounting services, adequate office space, equipment, personnel, and facilities (including facilities for the regular trustees' meetings) for handling the affairs of the Fund(s), and such other services as the Trustees may, from time to time, reasonably request, and the Administrator may, from time to time, reasonably determine to be necessary to perform its obligations under this Agreement. In addition, at the request of the Trustees, the Administrator will make reports to the Trustees concerning the performance of its obligations hereunder.

Without limiting the generality of the foregoing, the Administrator will:

a.
Calculate contractual Fund expenses and control all disbursements for the Fund, and, as appropriate, compute each Fund's yields, total return, expense ratios, portfolio turnover rate and, if required, portfolio average dollar-weighed maturity;

b.	Assist Fund counsel with the preparation of prospectuses, statements of additional information, and registration statements;

c.
Assist in the preparation of such reports, applications, and documents (including reports regarding the sale and redemption of shares as may be required in order to comply with Federal and/or state securities laws) as may be necessary or desirable to register the Fund's shares with state securities authorities, assist in monitoring the sale of the Fund's shares for compliance with state securities laws, and assist in the preparation and filing with the appropriate state securities authorities the registration statement and reports for the Fund and the Fund's shares with state securities authorities to enable the Fund to make a continuous offering of its shares;

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d.
Assist in the development and preparation of communications to shareholders, including the semi-annual and annual reports to shareholders (the 'Shareholder Reports"), coordinate mailing prospectuses, notices (including privacy policy notices), proxy statements, proxies, and other reports (including, without limitation, semi-annual and annual reports to the shareholders) to Fund shareholders, and supervise and facilitate the solicitations of proxies solicited by the Fund for all shareholder meetings (including, without limitation, the tabulation process for shareholder meetings);

e.
Coordinate with Fund Counsel the preparation and negotiation of, and administer contracts on behalf of the Fund with, among others, the Fund's investment advisor(s), distributor(s), custodian(s), and transfer agent(s);

f.
Maintain the Fund's general ledger and prepare the financial statements, including expense accruals and payments, determine the net asset value of the Fund's assets and of the Fund's shares, and coordinate with the Fund's transfer agent(s) with respect to payment of dividends and other distributions to shareholders;

g.	Calculate performance data of the Fund for dissemination to information services covering the investment company industry;

(h)	Assist in the preparation and filing of the Fund's tax returns;
(i)
Assist with the examination and review of the operations and performance of the various organizations providing services to the Fund, including the Fund's investment advisor(s), distributor(s), custodian(s), transfer agent(s), outside legal counsel, and independent public accountants, and at the request of the Board of Trustees, report to the Trustees on the performance of such organizations;

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(j)	Assist with the layout and printing of publicly disseminated prospectuses and assist with and coordinate layout and printing of the Fund's semi-annual and annual reports to shareholders;
(k)
Provide internal legal and administrative services as reasonably requested by the Fund from time to time, including, without limitation, preparation of materials for the quarterly and annual meetings of the Board of Trustees;

(l)	Assist with the design, development, and operation of the Fund;
(m)
Assist in identifying individuals acceptable to the Trustees for nomination, appointment, or election as officers of the Fund, who will be responsible for the management of certain of the Fund's affairs as determined by the Trustees;

(n)
Coordinate and assist the Fund in obtaining and keeping in effect a fidelity bond and Trustees and officers/errors and omissions insurance policies for the Fund in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the Investment Company Act of 1940 as such bonds and policies are approved by the Fund's Board of Trustees;

(o)	Monitor and advise the Fund on its registered investment company status under the Internal Revenue Code of 1986;
(p)
Perform other normal and customary administrative services and functions of the Fund to the extent administrative services and functions are not provided to the Fund pursuant to the Fund's investment advisory agreement, distribution agreement, custodian agreement, or transfer agent agreement or similar type of service provider agreement;

(q)	Furnish advice and recommendations with respect to other aspects of the business and affairs of the Fund(s) as the Fund and the Administrator shall determine desirable; and
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(r)	Assist with the preparation of and file with the SEC the semi-annual and annual reports for the Fund on Form N-SAR and N-CSR and all required notices pursuant to Rule 24f-2.
2.	CUSTODIAN SERVICES
The Administrator shall procure on behalf of the Fund a custodian or custodians for the Fund to provide for the safekeeping of the Fund's assets.  Administrator shall be responsible for compensating such custodian or custodians out of Administrator's compensation as set forth in Appendix B of this Agreement.  Such custodian or custodians shall be subject to the approval of the Trustees.  The Fund may be a party to any foregoing agreement.
3.	LEGAL SERVICES
The Administrator shall procure legal counsel to the Fund to provide representation and legal services.  The Fund shall be responsible for all legal fees incurred by the Fund. Administrator shall be responsible for allocating such expenses to the best of its ability based upon knowledge of the work being completed. Such services are expected to typically include ordinary legal services provided by Fund counsel for review of documents, board materials, attendance at Board meetings, and availability for ongoing operational compliance issues; and for Counsel to the Independent Trustees, to provide guidance on Board compliance and other governance items as they may arise. The Fund or the Advisor, as the individual case may dictate by discussion and Board action, shall be directly responsible for non-recurring, special situations that arise, including, for example, services provided in connection with special meetings of the board of trustees, additions of new classes or series of shares, shareholder meetings and proxy solicitations, material changes to a Fund's registration statement, examinations by the Securities and Exchange Commission, and litigation to which a Fund may be a party.  Legal counsel shall be subject to the approval of the Trustees.  The Fund may be a party to any foregoing agreement.
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4.	OTHER SERVICES
The Administrator will perform other services for the Fund as agreed to by the Administrator and the Fund from time to time, including, but not limited to performing internal audit examinations, preparation of materials for special board meetings, assisting Fund Counsel in the preparation of proxy materials, and assisting in the development of new classes of shares.  The Administrator shall be entitled to additional compensation for such other services.
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FUND ACCOUNTING AND ADMINISTRATION SERVICE AGREEMENT

Appendix B
FEES, COMPENSATION, AND REIMBURSEMENT

For the services enumerated in this agreement, the Administrator shall be compensated by the rates specified below.

Asset-based compensation will be calculated and accrued daily, and paid to the Administrator monthly. For flat fees, partial months will be prorated. Where applicable, the fee shall be calculated based upon the average daily net assets of each Fund. For this purpose, the average daily net assets shall be computed in the manner described in the Fund's Declaration of Trust or the Fund's Prospectus or Statement of Additional Information.

The fees payable hereunder shall be applied to the Fund as a whole, and not to separate classes of shares within the Fund:

1.	Fund Accounting Fee

Base Fee:                                                         $[    ] per month
Class Fee:                                                       $[    ] per month for each additional class of shares
Asset-based fee:                                        [    ] basis point ([    ]%) per year

2.	Administration Fee

a.	Asset-Based Fee:

Net Assets	Annual Fee
On the first $250 million	[ ]%
On the next $250 million	[ ]%
On the next $250 million	[ ]%
On the next $250 million	[ ]%
On the next $1 billion	[ ]%
On all assets over $2 billion	[ ]%

b.	Minimum Monthly Fee: $[ ]
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3.	Out-of-Pocket Compensation

a.	Securities Pricing (per item, per pricing day):

Equities	$0.25
Foreign Securities	$1.00
U.S. Treasuries	$0.50
Asset Backed Securities	$1.00
Corporate Bonds	$0.50
Corporate Actions (Equities)	$2.00
Corporate Actions (Foreign Securities)	$2.00

These enumerated Securities Pricing fees are based upon charges made to the Administrator by third party service providers, and are therefore subject to change at any time without notice.

b.	Blue Sky Administration:

Per State, Per Year	$150.00
Per Update or Change	$100.00

These enumerated Blue Sky Administration fees are not inclusive of the individual State registration fees. Such registration fees are a separate cost to be assumed by the Fund and/or reimbursed by the Fund under Section 6 of this Appendix.

c.	EDGAR Filings:

Per Page	$6.00

4.	Domestic Custody Fee

a.	Asset-Based Fee:

Net Assets	Annual Fee
On the first $200 million	[ ]%
On all assets over $200 million	[ ]%

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b.	Transaction Fees:

Book Entry DTC Transactions	$7.00
Book Entry Federal Reserve Transactions	$7.00
Physical Securities Transactions	$30.00
Options	$30.00
Paydowns on Mortgage Backed Securities	$7.00
Fed Wire Charge on Repo Collateral	$10.00
Cash Wire Transfers	$10.00

c.	Minimum Annual Fee: $[ ]

5.	Termination and Liquidation Fees

a.	Upon the termination of this Agreement with respect to any Fund:

1)	A fee equal to the compensation paid (or payable to) the Administrator for the two months immediately prior to such termination.

2)
Said termination fee is not a penalty but an extra fee to compensate the Administrator for its service in assisting in transferring records and reports and otherwise wrapping up its services under this Agreement for such Fund.

b.	Upon the liquidation of any Fund:

1)	In lieu of the foregoing termination fee, a liquidation fee equal to the compensation paid (or payable to) the Administrator for the three months immediately prior such termination.

2)	Said liquidation fee is not a penalty by an extra fee to compensate the Administrator for its services in assisting in the winding down and liquidation of the Fund.
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c.	Termination and Liquidation fees shall be paid promptly upon termination or liquidation, respectively.

d.
Termination and Liquidation fees shall be in addition to reimbursing the Administrator for its reasonable out-of-pocket expenses in connection with the Administrator's activities in effecting such termination or liquidation. This includes, but is not limited to, the cost of delivering to the Fund or its designee the Fund's records and documents or copies thereof.

6.	Reimbursements

a.	The Fund will promptly reimburse the Administrator for its reasonable expenses in connection with the Fund's and the Fund(s)' activities including, but not limited to:

1)	Costs of telephone services (but not telephone equipment) including, but not limited to, long distance telephone and wire charges;

2)	Postage and delivery costs;

3)	costs to print special forms and stationary;

4)	copying charges;

5)	costs of financial publications (if any) or professional memberships (e.g. ICI membership) in connection with the Fund's activities;

6)	third party storage fees of the Fund's files and records, etc.; and

7)
any travel and lodging expenses incurred by officers and employees of the Administrator in connection with its services under this agreement, including, but not limited to, the attendance at meetings of the Fund's Board of Trustees.

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